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                                                                    EXHIBIT 10.1
                            HARDWARE AND DISPOSABLES
                            MANUFACTURING AGREEMENT


     This HARDWARE AND DISPOSABLES MANUFACTURING AGREEMENT ("Agreement"), dated as of December 17, 1997, is entered into by and between Baxter Healthcare Corporation, a Delaware corporation having a place of business at 1627 Lake Cook Road, Deerfield, Illinois 60015 ("Baxter"), and BIT ACQUISITION CORP., a Delaware corporation having a place of business at Nine Parker, Irvine, California 92718 ("Newco").

                                    RECITALS

     A. Baxter and VIMRx Pharmaceuticals Inc., a Delaware corporation ("VIMRx"), have agreed to enter into a strategic alliance in the ex vivo cell therapies business and have formed Newco for that purpose, pursuant to that certain Asset Purchase Agreement dated as of October 10, 1997, by and among Baxter, Newco and VIMRx (the "Acquisition Agreement").

     B. Pursuant to the Acquisition Agreement, Baxter has transferred to Newco certain Isolex(R) and Maxsep(R) Technology (as that capitalized term is defined below) as well as other IT Assets relating to Isolex(R) and Maxsep(R) Products (as those capitalized terms are defined below).

     C. Pursuant to the Acquisition Agreement, Baxter and Newco have entered into that certain sublicense of even date herewith relating to CD34+ cell population and related antibody and method patents licensed from Becton, Dickenson and Company to Baxter (the "First BD Sublicense"); that certain sublicense of even date herewith relating to B cell antibodies licensed from Becton, Dickenson and Company to Baxter (the "Second BD Sublicense"); that certain sublicense of even date herewith relating to breast cancer antibodies licensed from Cetus Oncology Corporation, d/b/a Chiron Therapeutics, to Baxter (the "Chiron Sublicense"); and that certain sublicense of even date herewith relating to B cells licensed from Prof. Bernd Dorken to Baxter Deutschland GmbH (the "Dorken Sublicense") (the First BD Sublicense, the Second BD Subicense, the Chiron Sublicense and the Dorken Sublicense are collectively referred to herein as the "Sublicense Agreements") pursuant to which Baxter has granted to Newco licenses to the Licensed Technology (as that capitalized term is defined in each of the Sublicense Agreements) as described therein.

     D. Baxter has agreed to manufacture for Newco certain antibodies, reagents and reagent kits which are components of or used in connection with certain of the Isolex(R) and Maxsep(R) Products (as such capitalized term is defined below) pursuant to the terms of that certain Antibody Manufacturing and Storage Agreement of even date herewith (the "Antibody Manufacturing and Storage Agreement") and certain prototype products for the research market pursuant to the terms of that certain Services Agreement of even date herewith (the "Services Agreement").
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     E.  Baxter also has agreed to supply to Newco certain other products and components which are utilized in connection with the Isolex(R) and Maxsep(R) Products, pursuant to the terms of that certain Hardware and Disposables Supply Agreement of even date herewith (the "Hardware and Disposables Supply Agreement").

     F. Newco desires that Baxter manufacture for Newco the Isolex(R) and Maxsep(R) Products as described herein and subject to the terms hereof and Baxter is willing to manufacture for Newco certain Isolex(R) and Maxsep(R) Products as described herein and subject to the terms hereof.


                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Baxter and Newco hereby agree as follows:


1.  DEFINITIONS.

     1.1 Terms Defined in Preamble and Recitals: As used herein, all capitalized terms defined in the Preamble and Recitals of this Agreement shall bear the meanings ascribed to such terms as set forth therein.

     1.2 Other Terms: As used herein, the following capitalized terms shall have the following meanings:

               A. "Affiliate" of a party shall mean any entity (i) which directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the party or (ii) fifty percent (50%) or more of the voting capital stock (or in the case of an entity which is not a corporation, fifty percent (50%) or more of the equity interest) of which is beneficially owned or held by a party or any of such party's Subsidiaries. The term "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity (other than a natural person), whether through the ownership of voting capital stock, by contract or otherwise.

               B. "Device History Record" shall have the meaning ascribed to it by the regulations of the FDA, as may be amended or changed from time to time.

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               C. "Ex Vivo Cell Processing" shall mean the active selection, and any subsequent modification, genetic alteration, activation and/or expansion, of nucleated cells outside the body for therapeutic purposes such as cellular therapy or gene therapy. For the purpose of this definition, "active selection" shall mean processing involving the action of a biological component, such as an antibody or modified antibody, a lectin, or a ligand, to selectively and specifically bind to a particular molecule on the surface of the cells to be selected so as to confer specificity or selectivity for such cells in the cell selection process.

               D. "FDA" means the United States Food and Drug Administration.

               E. "FDA-Regulated Non-Baxter Component" shall mean any component of a Manufactured Product which is manufactured by a third party for or on behalf of Baxter and which is either (a) deemed, under applicable law and FDA regulations, to be "intended for use" in an FDA-regulated product or
     (b) manufactured at any FDA-registered establishment.

                    F. "Fenwal" means the Fenwal Division of Baxter.

               G. "Field of Distribution" shall bear the meaning ascribed to such capitalized term in the Marketing, Sales & Distribution Agreement.

               H. "Form FDA-483" shall have the meaning ascribed to it by FDA policy, as may be amended or changed from time to time.

               I. "Fully Loaded Cost" means, for either party, such party's cost of manufacturing, performing or acquiring any items or services, in accordance with generally accepted accounting principles, consistently applied ("GAAP"), and, with respect to each party, in accordance with such party's normal accounting policies, all consistently applied, including any royalties payable by such party in connection with manufacturing, performing or acquiring any items or services, but excluding, in the case of Baxter's Fully Loaded Cost, any royalty obligations of Baxter that are paid or reimbursed by Newco pursuant to the Sublicense

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     Agreements.  Fully Loaded Cost shall not include general corporate allocations or other allocations which are not directly related to the manufacture, performance or acquisition of the item or service, however designated. A charge for the cost of funding the party's working capital needs for such manufacture, performance or acquisition of items or services, including capital expenditures for facilities and/or equipment and capitalized manufacturing costs, will be included in Fully Loaded Cost, which charge will be made at the interest rate paid by Baxter on its then most recent issuance of commercial paper; provided, however, that no charge
                                               --------  -------
     shall be made for any cost of, or the cost of funding any, changes in the site of manufacturing any Manufactured Products. In the event any item is acquired or any service is provided for a party from or by an Affiliate of such party, the cost of acquiring such items or services shall be deemed to mean such Affiliate's actual cost of manufacturing, performing or acquiring such items or services in accordance with the principles set forth in this
     definition of "Fully Loaded Cost."   Current costs of developing any items
     or services shall be included in Fully Loaded Cost, but in no event shall any historic development costs be included in Fully Loaded Cost.

               J. "Isolex(R) and Maxsep(R) Products" means, individually and collectively, the products listed on Schedule 1 attached hereto, which
                                          ----------
     Schedule 1 includes Isolex(R) and Maxsep(R) instruments and Isolex(R) and
     ----------
     Maxsep(R) disposable sets (other than those products or components to be acquired by Newco from third parties or manufactured or supplied by Baxter under the Hardware and Disposables Supply Agreement or the Antibody Manufacturing and Storage Agreement), in each case as currently produced by Baxter utilizing the Isolex(R) and Maxsep(R) Technology, and such new products as are currently under development, are in research, or have been identified as proposed new products as indicated in Schedule 1, or as
                                                         ----------
     Baxter may otherwise agree to develop pursuant to the Services Agreement, in each case as consistent with the nature of the Isolex(R) and Maxsep(R) Products existing at the date of this Agreement and with Baxter's legal obligations and technological capabilities (including, without limitation, regulatory requirements applicable to Baxter) during the Term of this Agreement.

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               K. "Isolex(R) and Maxsep(R) Technology" means automated systems for positive and negative immunomagnetic cell selection.

               L. "IT Assets" means those Assets set forth in Schedule 2.1(A) of the Acquisition Agreement that consist of personal property currently utilized by Baxter solely in connection with manufacturing the Isolex and Maxsep(R) Products, including equipment, molds and tools.

               M. "Manufactured Products" means all Isolex(R) and Maxsep(R) Products and/or any components thereof, other than those products or components to be acquired by Newco from third parties or manufactured or supplied by Baxter under the Hardware and Disposables Supply Agreement, the Antibody Manufacturing and Storage Agreement, or the Services Agreement.

               N. "Manufacturing Facility" means any production site selected by Baxter or a third party subcontractor of Baxter for manufacture of the Manufactured Products.

               O. "Marketing, Sales & Distribution Agreement" means the Marketing, Sales & Distribution Agreement by and between Baxter and Newco of even date herewith.

               P. "Master Scheduling System" shall mean the computerized master scheduling system currently used by Baxter in connection with the production of the Isolex(R) and Maxsep(R) Products, as such system may be changed by Baxter from time to time.

               Q. "MDR" shall mean Medical Device Reports, as such term is defined by the rules and regulations of the FDA, as may be amended or changed from time to time.

               R. "Non-Compete Agreement" means the Non-Competition and Confidentiality Agreement by and among Baxter, VIMRx and Newco of even date herewith.

               S. "Post-Market Approval ("PMA") Post-Approval Requirements" shall have the meaning ascribed to it by the regulations and policy of the FDA, as may be amended or changed from time to time.

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               T. "Product Field" means use of the Isolex(R) and Maxsep(R)
     Technology in the treatment, mitigation or prophylaxis of diseases, including research into such activities, through Ex Vivo Cell Processing.

               U. "Quality Manual" shall mean the quality manual currently used in connection with the production of the Isolex(R) and Maxsep(R) Products or components thereof, as such manual may be changed from time to time.

               V. "Quality System Regulation" ("QSR") shall have the meaning ascribed to it by the rules and regulations of the FDA, as may be amended or changed from time to time.

               W. "Regulatory Approval" means (1) in the United States, approval from the FDA and any other United States governmental authority (or agency or other political subdivision thereof) necessary for Newco to have the right to market, sell or distribute the Isolex and Maxsep(R) Products in the United States to the public at large for use in the Product Field (including the Field of Distribution) and (2) outside the United States, an analogous order by a non-U.S. governmental authority (or agency or other political subdivision thereof) necessary for Newco to have the right to market, sell or distribute, and the right to be paid or reimbursed for, the Isolex(R) and Maxsep(R) Products in a country (other than the United States) to the public at large for use in the Product Field (including the Field of Distribution).

               X. "Section 305 Hearing" shall have the meaning ascribed to it by the Federal Food, Drug and Cosmetic Act (the "Act") and implementing regulations of the FDA, as may be amended or changed from time to time.

               Y. "Standard Operating Procedure System" shall mean the standard operating procedures used in connection with the production of the Isolex(R) and Maxsep(R) Products, as such procedures may be changed from time to time.

               Z. "Subcontractor" means a third party who produces and/or supplies any of the Isolex(R) and Maxsep(R) Products or any FDA-Regulated Non-Baxter Component of a Manufactured Product to or on behalf of Baxter under contract.

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               AA.       "Subsidiary" means, as to any party, any corporation of
     which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the party, by one or more of its subsidiaries, or by the party and one or more of its subsidiaries.

               BB.       "Supplied Products" means those products supplied by
     Baxter to Newco under the terms of the Hardware and Disposables Supply Agreement.

               CC.       "Term" shall mean, individually and collectively, the
     term of this Agreement as provided in Section 2.

               DD.       "Value Improvement Process" shall mean the Value
     Improvement Management System currently used in connection with the production of the Isolex(R) and Maxsep(R) Products, as such system may be changed from time to time.

               EE.       "Warning Letter" shall have the meaning ascribed to it
     by FDA policy, as may be amended or changed from time to time.

          2. TERM. The term of this Agreement shall be five (5) years from the date hereof. After the expiration of twelve (12) months following the date of this Agreement, Baxter and Newco shall commence to negotiate in good faith a renewal as well as the prices to be paid during such renewal for the Manufactured Products produced hereunder.

          3. MANUFACTURING. During the Term, Baxter shall manufacture for Newco the Manufactured Products, and shall complete the manufacturing and assembly of the Isolex(R) and Maxsep(R) instruments and disposable sets using components to be acquired by Newco from third parties or supplied by Baxter under the Hardware and Disposables Supply Agreement and the Antibody Manufacturing and Storage Agreement, for use and sale in the Product Field, subject to the terms and conditions contained in this Agreement. In manufacturing such Manufactured Products, Baxter will produce finished goods. Nothing contained in this Agreement shall prevent Newco from having products with the same specifications as the Manufactured Products manufactured by Newco or third parties on behalf of Newco. Nothing herein contained shall oblige Baxter to continue producing or Newco to continue purchasing any Manufactured Product if such production is reasonably believed by Baxter or by Newco, as the case may be, to violate any applicable law, regulation, rule or license or if the Manufactured Products produced infringe

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a third party's patent or other intellectual property rights, provided that
                                                              --------
Baxter will cooperate with Newco, to the extent commercially feasible, to develop and implement such changes as may be necessary to bring a Manufactured Product into compliance or to prevent such infringement, and Baxter will continue to produce after a finding of infringement if Newco reaches an agreement with the third party which permits future production without infringement. Proposed new products identified on Schedule 1 as Isolex(R) and Maxsep(R) Products and manufactured by Baxter pursuant to the Services Agreement shall become Manufactured Products and shall be manufactured by Baxter hereunder in the event that, and at such time as, their specifications become sufficiently fixed to permit standardized production at commercial levels. In the event that Baxter, in its sole discretion, agrees to manufacture for Newco any other instruments, disposable sets or other products (other than proposed new products identified on Schedule 1 as Isolex(R) and Maxsep(R) Products agreed to be manufactured as Manufactured Products hereunder), and Baxter and Newco enter into a separate written agreement on mutually agreeable terms (including price) with respect to such manufacturing, then Baxter will manufacture such additional products as the two parties may so agree, and such additional products will be treated for all purposes of this Agreement as Manufactured Products.

          4.   MANUFACTURING LICENSE AND USE OF IT ASSETS.

          4.1 Manufacturing License: Newco hereby grants to Baxter and Baxter accepts, a non-exclusive, royalty-free worldwide license, under the Isolex(R) and Maxsep(R) Technology, to make, have made, use and sell the Manufactured Products to or on behalf of Newco during the Term pursuant to the terms of this Agreement.

          4.2 Use of IT Assets: During the Term, Newco shall provide to Baxter the use and possession of (at Baxter's Manufacturing Facilities described in Section 7.1 below), but not title to, those IT Assets (including equipment, molds or tools) which are required by, or may be useful for, Baxter in manufacturing the Manufactured Products pursuant to this Agreement, as set forth on Schedule 2 attached hereto.

          5.   TRADEMARK LICENSE AND LABEL COPY.

          5.1 Trademark License: Newco hereby grants to Baxter and Baxter accepts a non-exclusive royalty-free worldwide license to use Newco's trademarks, trade names, service marks, corporate logos and copyrighted materials solely in connection with the manufacture, use and sale of the Manufactured Products to or on behalf of Newco during the Term pursuant to the terms of this Agreement, provided that Newco has reviewed and approved in writing each use or display of such Newco trademarks, trade names, service marks, logos and materials. If any such Newco trademark, trade name, service mark, logo or material is to be used in connection with the Manufactured Products, Baxter shall obtain prior written authorization from Newco (which authorization may be withheld by Newco in its sole discretion) for such use and for all subsequent changes to any art work, labels, inserts, advertising, packaging or marketing materials that incorporate such Newco trademark, trade name, service mark, logo or materials. No other use of Newco's trademarks, trade names, service marks, logos and copyrighted materials

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is permitted during or after the Term of this Agreement.  Except as provided in this Agreement, Baxter shall not use any trademark, trade name, service mark or logo claimed by Newco or any confusingly similar trademark, trade name, service mark or logo, during or after the Term of this Agreement.

          5.2 Label Copy: Newco shall provide all labeling, product inserts and packaging for the Manufactured Products, provided that Baxter has reviewed and approved in writing each use or display on such labels, inserts or packaging of any trademark, trade name, service mark or logo used or owned by Baxter, other than any trademark, trade name, service mark or logo licensed to Baxter pursuant to Section 5.1 of this Agreement. If a trademark, trade name, service mark or logo owned or used by Baxter or its parent corporation, other than any trademark, trade name, service mark or logo licensed to Baxter pursuant
Section 5.1 of this Agreement, is to be used in connection with the Manufactured Products (except to the extent such use is mandatory in connection with the labeling requirements of applicable law) Newco shall obtain prior written authorization from Baxter (which authorization may be withheld by Baxter in its sole discretion) for such use and for all subsequent changes to the art work, labels, inserts or packaging for the Manufactured Products that incorporate such a Baxter trademark, trade name, service mark or logo. Each use of such a Baxter trademark, trade name, service mark or logo shall inure to the benefit of Baxter and its parent company. Should any such use vest in Newco any rights in a trademark, trade name, service mark or logo used by Baxter, other than any trademark, trade name, service mark or logo licensed to Baxter pursuant to
Section 5.1 of this Agreement, Newco shall transfer such rights to Baxter or its designee upon the request of Baxter. Except as provided in this Agreement, Newco shall not use any trademark, trade name, service mark or logo claimed by Baxter or any confusingly similar trademark, trade name, service mark or logo during or after the Term of this Agreement.

          6.   ADMINISTRATION

          6.1 Production Operating Teams: Administration of this Agreement will be accomplished by the establishment of three "Production Operating Teams," to include the Hyland Production Operating Team, the Tampa Production Operating Team and the Mountain Home Production Operating Team. The Production Operating Teams will consist of representatives from each of Newco and Baxter, who typically would include the individuals identified in Schedule
                                                                      --------
3, or other persons of an appropriate level of authority and responsibility. Each party will select representatives and shall notify the other party of such selections and any changes thereto. The Production Operating Teams will meet in person or by teleconference at least once in each calendar quarter to review the progress of Newco and Baxter in the execution of this Agreement and to develop, review and agree on specific plans and programs designed to assure that Baxter can fulfill orders placed by Newco. Each Production Operating Team will develop a process to agree upon short-term and long-term forecasts, orders and production planning schedules and to conduct any other business to discharge its responsibilities pursuant to the provisions of this Agreement. Regardless of the number of representatives selected by each of Newco and Baxter for service on any of the Production Operating Teams, the representatives of each party shall have, in the aggregate, a single vote in all matters to be decided by any

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Production Operating Team.  If, in the course of conducting the activities contemplated in these Agreements, any Production Operating Team cannot resolve a matter of difference between Baxter and Newco representatives, or cannot reach agreement on a matter within its area of responsibility under the terms of this Agreement, the Production Operating Team shall promptly refer the matter to the Manufacturing Oversight Committee for resolution in accordance with this Agreement.

          6.2 Manufacturing Oversight Committee: The "Manufacturing Oversight Committee" will consist of representatives from each of Newco and Baxter, and typically would consist of Newco's Director/Vice President, Manufacturing and Logistics; Newco's Vice President, Global Marketing; Newco's Vice President, Business Development; Baxter's Vice President, Monoclonal and Plasma Operations from Hyland; Baxter's Renal Division Plant Manager, Tampa; and Baxter's Renal Division Plant Manager, Mountain Home, or such other personnel as may be designated by Newco and Baxter, respectively. The Manufacturing Oversight Committee will meet once a year or more often as necessary to carry out its responsibilities hereunder, and shall review and approve the plans, programs and recommendations prepared by the Production Operating Teams. The Manufacturing Oversight Committee will review and decide any matter in dispute referred to it by a Production Operating Team. Regardless of the number of representatives selected by each of Newco and Baxter for service on the Manufacturing Oversight Committee, the representatives of each party shall have, in the aggregate, a single vote in all matters to be decided by the Manufacturing Oversight Committee. When the Manufacturing Oversight Committee cannot agree on the resolution of any matter within its area of responsibility hereunder, it shall promptly refer the matter to the Corporate Committee for resolution in accordance with this Agreement.

          6.3 Corporate Committee: The "Corporate Committee" will consist of one representative each from VIMRx and Baxter, who ordinarily will be the President and CEO of VIMRx and the President of Fenwal, respectively. The Corporate Committee will meet only as needed to resolve any dispute or otherwise undecided matter referred to it by the Manufacturing Oversight Committee. If the Corporate Committee cannot come to agreement with respect to any matter, the matter will be referred to arbitration as provided in this Agreement.

          6.4 Responsibilities: Newco and Baxter will cooperate to identify their separate responsibilities hereunder, and will diligently execute those responsibilities to assure a continuous, uninterrupted supply to the market for all Manufactured Products. For guidance and illustrative purposes, a list of the various functional responsibilities to be performed by Newco and Baxter for purposes of this Agreement are attached as Schedule 4. Whenever the
                                                      ----------
need for functions and responsibilities not previously identified or assumed by either Newco or Baxter becomes evident, the relevant Manufacturing Oversight Committee will assign such functions or responsibilities.

          7.   PRODUCTION AND PRODUCTION SITES.

          7.1 Production Sites: Baxter's and its Subcontractors' manufacture of the Manufactured Products (and components thereof) may be carried out at any Manufacturing

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Facility, with the original Manufacturing Facilities selected by Baxter and its
Subcontractors set forth on Schedule 5 attached hereto, provided that the cost
                            ----------                  --------
of effecting any change of the Manufacturing Facilities from the original sites selected, or of effecting any subsequent change, shall not be included in the Fully Loaded Cost, the new facilities meet any applicable QSR and other regulatory requirements (or, in the case of a Baxter Subcontractor, to Baxter's knowledge the new facilities meet any applicable QSR and other regulatory requirements), and any change in facilities does not require submission and approval of a PMA supplement or foreign marketing application by Newco. If Newco determines a PMA supplement approval or foreign marketing authorization or approval is necessary, Baxter (and/or its Subcontractor) and Newco shall agree to the allocation of costs related to preparation and submission of the PMA supplement or other application and Baxter or the relevant Subcontractor shall continue to use and supply Newco from existing facilities, pending PMA supplement or foreign approval.

          7.2 Production of Manufactured Products: In manufacturing the Manufactured Products, Baxter and its Subcontractors shall comply with all applicable QSR or applicable state or foreign regulatory requirements except to the extent a relevant requirement has been allocated to Newco under the Agreements between Newco and Baxter. More specifically, as applicable, Baxter's or a Subcontractor's QSR responsibilities, include but are not limited to:

               A. Complying with all relevant materials, manufacturing and in-process controls, label control and quality control specifications, product drawings/blueprints and operating procedures which are applicable at the time of production to the manufacture of the Manufactured Products or as they are changed by Newco with the prior written consent of Baxter or a Subcontractor with respect to material changes (which consent shall not be unreasonably withheld).

               B. Performing the release function for each lot of Manufactured Product.

               C. Preparing and maintaining the Device Master Record and Device History Record or state, local or foreign equivalent for each Manufactured Product, including records of any product retentions which may have been issued against a lot during the manufacturing process, the action taken, and the disposition of the retention.

               D. Maintaining and complying with the quality system as described in its current Quality Manual applicable to the Manufactured Products, or as subsequently changed generally for all products of that type manufactured by such manufacturer.

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               E. Maintaining and complying with its Standard Operating
     Procedure System which is currently applicable to the Manufactured Products (relating to product manufacturing, testing and critical engineering, system monitoring and control, cleaning/sanitization, calibration of equipment, preventative maintenance, employee training, pest control, environmental control/monitoring, equipment and process validation, labeling/packaging control, failure investigations, internal quality audits, handling of customer calls and complaint forwarding, computer systems validation and maintenance, product release, product/process change control and delegation of authority), or as subsequently changed generally for all products of that type manufactured by such manufacturer.

Baxter or a Baxter Subcontractor may change the product specifications for any Manufactured Product only with the prior written consent of Newco, which consent shall not be unreasonably withheld. If Baxter or its Subcontractor proposes to make a material change in product specifications (including in design, materials, or suppliers), it shall give Newco not less than six months' prior notice of any such change (including, without limitation, any change which may affect the PMA or state, local or foreign regulatory approval of any Manufactured Product or that requires any regulatory review). If any such change is unacceptable to Newco (in its reasonable discretion), Newco shall give Baxter and, if applicable, the Subcontractor notice of its objection within thirty (30) days after receipt of the notice given hereunder by Baxter or its Subcontractor, as the case may be. In the event that Newco objects to a proposed change because it would require a PMA supplemental approval or state, local or foreign marketing authorization or approval or for any other reason, Baxter or its Subcontractor will continue to provide the Manufactured Products without any change in product specifications, provided that if Newco objects to
                                              -------------
the change because it determines a PMA supplemental approval or state, local or foreign marketing application or approval would be necessary, Baxter or its Subcontractor may prepare and bear the cost of the PMA supplement or other foreign application which Newco will file with the FDA or other appropriate authority. In such a case, modified Manufactured Products may be provided upon PMA supplement or state, local or foreign approval or when otherwise consistent with the FDA or other applicable regulations.

          7.3 Materials and Services: Baxter and its Subcontractors shall purchase all materials and services required to manufacture the Manufactured Products (the cost of which will be reimbursed by Newco as part of Fully Loaded
Cost). Baxter and its Subcontractors may change suppliers of materials or services without the prior consent of Newco, provided that (i) there is no
                                             --------
material increase in the price of the Manufactured Products to Newco, (ii) a PMA supplemental approval or state, local or foreign marketing authorization or approval for any of the Manufactured Products is not necessary, and (iii) the production of the Manufactured Products otherwise conforms to the terms of this Agreement (including Sections 7.2 and 12.1).

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          7.4  Title to Specifications: The specifications, product
drawings/blueprints and procedures that relate solely to the Manufactured Products (and components thereof) referred to in Section 7.2A, other than any such specifications, drawings/blueprints or procedures that relate solely to those products or components to be supplied by Baxter under the Hardware and Disposables Supply Agreement, are and shall remain the property of Newco. Newco shall provide copies of such documents to Baxter or a relevant Subcontractor in quantities sufficient to permit Baxter or the Subcontractor to carry out its obligations hereunder. Specifications, product drawings/blueprints and procedures that were not transferred to Newco as part of the IT Assets and that relate both to the Manufactured Products (and components thereof) and to other Baxter products are and shall remain the property of Baxter or any relevant subcontractor. Baxter and its Subcontractors shall provide copies of such documents to Newco in quantities sufficient to permit Newco to manufacture, or have manufactured on its behalf, products with the same specifications as the Manufactured Products.

          8. CHANGE OF PRODUCTION SITES/OUTSOURCING MANUFACTURE. After consultation with the Manufacturing Oversight Committee and after written notice to Newco (but without the requirement of prior consent), Baxter or a Baxter Subcontractor may change the current production site of any Manufactured Product and Baxter may outsource the production of any Manufactured Product, provided
                                                                     --------
that (i) there is no material increase in the price of the Manufactured Products to Newco, (ii) a PMA supplemental approval or state, local or foreign marketing authorization or approval is not required, (iii) Newco's rights to any IT Assets are not materially adversely affected thereby, and (iv) the manufacturing of the Manufactured Products otherwise conforms to the terms of this Agreement with respect to Manufactured Products (including Sections 7.2 and 12), or Baxter causes a relevant third party to comply with the terms of this Agreement in connection with outsourced manufacturing of a Manufactured Product, as the case may be. Newco and Baxter agree that nothing contained in this Agreement shall require Baxter or a Subcontractor to change, or to open any new or additional Manufacturing Facilities, apart from any upgrades in its Manufacturing Facilities that Baxter or a Subcontractor may make in order to meet the specifications for production of the Manufactured Products applicable at any time and any changes as may be necessary to enable Baxter or a Subcontractor to satisfy its obligations hereunder to deliver Manufactured Products to Newco. Both Newco and Baxter acknowledge and agree that the production of certain components of the Manufactured Products is currently outsourced by Baxter to manufacturers other than Baxter. With respect to production site changes, new outsourcing, and facility upgrades, Baxter or a Subcontractor shall provide Newco with sufficient advance notice to allow Newco to comply with any applicable regulatory requirements. If Newco determines a PMA supplement approval or foreign marketing authorization or approval is necessary, Baxter (and/or its Subcontractor) and Newco shall agree to the allocation of costs related to preparation and submission of the PMA supplement or other application. New production sites, outsourcing and facility upgrades shall not be utilized relative to Manufactured Products, pending PMA supplement or foreign approval, unless consistent with FDA and other applicable regulations.

          9.   FACILITY ACCESS AND AUDITS.

          9.1 Facility Access: During the Term, Baxter and its Subcontractors shall permit Newco access to all areas of the Manufacturing Facilities in which the Manufactured Products are manufactured, upon reasonable prior notice and scheduling by Newco during normal business hours, for the examination of production or quality records or to perform QSR audits. Newco's access to such Manufacturing Facilities shall be coordinated through the Production Operating Teams.

          9.2 Audit: Newco may audit Baxter's and Baxter Subcontractors' books and records for the purpose of determining compliance with the terms of this Agreement. Newco may use independent outside auditors (who may participate fully in such audit). In the event that an audit is proposed with respect to information which Baxter or a Baxter Subcontractor wishes not to disclose to Newco ("Restricted Information"), then on the written demand of Baxter or such Subcontractor the individuals conducting the audit with respect to the Restricted Information will be limited to Newco's independent auditors. In such event, Baxter or such Subcontractor shall pay the costs of the independent auditors conducting such audit, but only with respect to that portion of the audit relating to the Restricted Information. Such independent auditors shall enter into an agreement with the relevant parties, on terms that are agreeable to the parties, under which such independent auditors shall agree to maintain the confidentiality of the information obtained during the course of such audit and establishing what information such auditors will be permitted to disclose in reporting the results of any audit of Restricted Information. Any such audit shall be conducted during regular business hours in a manner that does not interfere unreasonably with the operations of Baxter or such subcontractor. The aggregate number of audits of Baxter's books and records conducted under this Agreement and the Sublicense Agreements, the Antibody Manufacturing and Storage Agreement, the Services Agreement, the Marketing, Sales and Distribution Agreement and the Hardware and Disposables Supply Agreement shall not exceed one (1) per facility in any twelve (12) month period unless the next preceding audit disclosed a failure to conform to the terms of any such Agreement or unless a Manufacturing Facility receives a Form FDA-483 during the twelve (12) months following any audit. Subject to the foregoing limitations, any such audit shall be conducted when requested by notice given not less than thirty (30) days prior to the commencement of the audit.

          9.3 Baxter Subcontractors: Newco's rights to facility access and to audit books and records pursuant to this Section 9, process validation pursuant to Section 10 below, and certain regulatory compliance matters pursuant to Sections 12.1(D), (E), (F), (G), (H), (I) and (J) below are, in the case of Baxter's Subcontractors, subject to the limits on Baxter's rights under its agreements with such Subcontractors. Baxter will use its best efforts, without the requirement of payment of money, to cause all of its Subcontractors to permit facility access, the right to audit books and records, process validation, and certain regulatory compliance matters as set forth herein with respect to the Manufactured Products as provided in this Section 9, Section 10 below and Sections 12.1(D), (E), (F), (G) (H), (I) and (J) below.

          10. PROCESS VALIDATION. During the Term, at Newco's request, Baxter and its Subcontractors shall permit Newco to review production validation protocols and results with respect to the Manufactured Products. Such review shall be arranged by the Production Operating Teams.

          11. REGULATORY RESPONSIBILITY. Except as allocated to Baxter or its Subcontractors as a QSR obligation or otherwise under the agreements between Baxter and Newco, Newco will obtain Regulatory Approval for, and shall maintain all regulatory files on, every Manufactured Product (except Supplied Products) manufactured by Baxter or a Subcontractor exclusively for Newco.

          12.  COMPLIANCE WITH REGULATORY REQUIREMENTS.

          12.1      Baxter Responsibilities:  Notwithstanding any provision of
Section 11 hereof to the contrary, Baxter shall and, as applicable, shall require any Subcontractor to:

               A. Appropriately register its manufacturing establishments with the FDA and other regulatory agencies when required.

               B. Maintain its required IS0 and EN certification for each Manufacturing Facility and comply with all European Union and other foreign regulatory requirements, as applicable.

               C. Comply with the QSR requirements and other relevant regulations issued by the FDA, state, local or other regulatory agencies and in effect from time to time except to the extent that a QSR or other regulatory obligation has been allocated to Newco under the agreements between Baxter and Newco.

               D. When practicable, permit Newco to send a representative to attend, or when such attendance is not permitted or practicable, provide Newco with periodic progress reports on, every visit to a relevant Manufacturing Facility by the FDA or other regulatory agency which affects or concerns the manufacture of the Manufactured Products (such reports to be given as frequently as reasonably possible, but not more often than once in each 24-hour period, during that portion of the visit which directly affects or concerns any Manufactured Products). Newco shall be provided with a copy of any Form FDA-483, Establishment Inspection Report and/or Warning or "untitled" Letter generated as a result of an FDA visit, or any equivalent foreign, state or local document generated as a result of an inspection visit, and responses thereto (which copies may be redacted to the extent necessary to protect confidential information unrelated to the Manufactured Products, provided that such redaction does not prevent Newco from discerning any information that is related to the Manufactured Products). Newco shall also be apprised as soon as possible of the time and place of any FDA "close out" meeting at the end of an FDA or other agency visit and allowed to attend the meeting when the meeting directly affects or concerns any Manufactured Product, provided that, in the discretion of
                                           --------
     Baxter's or its Subcontractor's regulatory professionals, the presence of a Newco representative would not prejudice Baxter's or its Subcontractor's interests.

               E. Respond, in a timely manner, after consultation with Newco, to any Form FDA-483, Warning or "untitled"

     Letter or Section 305 Notice received, and any other notices or letters received from the FDA, a state or local regulatory authority, or an analogous regulatory authority outside the United States, which relate to the Manufactured Products.

               F. Communicate to Newco product complaints received relating to the Manufactured Products and cooperate, as mutually agreed by the parties, with Newco in the resolution of such product complaints.

               G. Maintain and store production records relating to the Manufactured Products as required by its record retention policy, as amended from time to time.

               H. Cooperate with Newco, as mutually agreed by the parties, in connection with mandatory notifications, repairs, replacements, and refunds, safety alerts, "cease distribution and notification" and mandatory recall actions, voluntary recalls, market withdrawals and stock recoveries, and device removals and corrections, as defined or understood under law or FDA policy, related to the Manufactured Products produced for Newco. Such cooperation shall be at Newco's expense, subject to the provisions of
     Section 12.3 below.

               I. Cooperate with Newco in Newco's preparation and filing of MDRs and compliance with PMA Post-Approval Requirements related to the Manufactured Products. Such cooperation shall be at Newco's expense, subject to the provisions of Section 12.3, below.

               J. Provide Newco with reasonable access to and a copy of such portions of its regulatory files relating to the Manufactured Products as Newco shall reasonably request.


               12.2 Newco Responsibilities:  Newco shall:

               A. Prepare, obtain approval of, and hold all applications, notifications, submissions and regulatory files required by the FDA and the Act relating to the Manufactured Products, except such files as are agreed to be maintained by Baxter or a Baxter third party sub-contractor pursuant to the other Agreements between Newco and Baxter.

               B. Provide Baxter with copy for all labeling related to the Manufactured Products, which labeling shall comply with the Act and with FDA and any relevant state or local regulatory requirements, as well as with all applicable foreign regulatory requirements.

               C. Be responsible for handling product complaints and maintenance of complaint files and records related to Manufactured Products, and shall notify Baxter of complaints regarding Manufactured Products.

               D. File with FDA medical device reports under 21 C.F.R. Part 803 regarding the Manufactured Products.

               E. Administer all mandatory notifications, repairs, replacements and refunds, safety alerts, "cease distribution and notification" and mandatory recall actions, voluntary recalls, market withdrawals and stock recoveries, and device removals and corrections, as defined or understood under law or FDA policy, and related and analogous actions involving Manufactured Products.

               F. Register with the FDA as a specifications developer and register with other authorities, as applicable.

               G. List the Manufactured Products with the FDA or other authorities, as necessary.

               H. Comply with any PMA Post-Approval Requirements applicable to the Manufactured Products.

               I. Respond in a timely manner, after consultation with Baxter or a relevant Baxter third party sub-contractor, to any Form FDA-483, Warning Letter or Section 305 Notice received, and any other notices or letters received from the FDA, a state or local regulatory authority, or an analogous regulatory authority outside the United States, which relate to the Manufactured Products.

               J. Provide Baxter with reasonable access to and a copy of such portions of Newco's regulatory files relating to the Manufactured Products as Baxter shall reasonably request.

               K. Comply with all European Union and other foreign regulatory requirements, as applicable to the Manufactured Products.

          12.3 Regulatory Actions: In the event that Newco takes a regulatory action relative to any Manufactured Product (or component thereof) and such action is due solely to Baxter's or its Subcontractor's failure to produce the Manufactured Product (or component) in accordance with its responsibilities under Sections 7.2, 8 or 12 of this Agreement, then Baxter shall pay or reimburse Newco for all out-of-pocket costs and expenses incurred by Newco in connection with such action, including expenses or obligations to third parties, the cost of notifying customers, costs associated with the return of Manufactured Products (or components thereof) by customers, and costs related to otherwise addressing, handling or correcting the Manufactured Products (or components thereof). In the event that such action is due in part to Baxter's or its Subcontractor's failure to manufacture the Manufactured Product (or component) in accordance with its responsibilities under this Agreement, Baxter shall pay or reimburse Newco for such part of Newco's out-of-pocket costs and expenses as shall be agreed by the parties or by the Corporate Committee, or as shall be determined in binding arbitration pursuant to Section 32 of this Agreement to be attributable to Baxter's failure. For purposes of this paragraph, "regulatory action" means mandatory notifications, repairs, replacements and refunds, safety alerts, "cease distribution and notification" and mandatory recall actions, voluntary recalls, market withdrawals, and stock recoveries, and device removals and corrections, as defined or understood under law or FDA policy, and related and analogous actions.

          13.  ACTIVITY PLANNING/FORECASTS AND ORDERS.

          13.1 Forecasts: Prior to the beginning of each calendar month during the Term, Newco shall give Baxter a forecast of the orders Newco expects to place with Baxter for Manufactured Products during each of the next eighteen
(18) months, using data supplied to Newco by Baxter from the Master Scheduling System currently employed by Baxter and reviewed by the appropriate Production Operating Teams. The forecast for the first two (2) months contained in such eighteen month forecast shall constitute firm orders. The forecast for the first of the eighteen (18) months in such eighteen month forecast must be the same as the forecast for the second month in the previous eighteen month forecast; and the forecast for the second of the eighteen (18) months in such eighteen month forecast may not vary from the forecast for such month in the previous eighteen month forecast by more than [Confidential Information Omitted], without the prior consent of Baxter after consultation with each of the Production Operating Teams. The eighteen month forecast for the eighteen month period beginning on the date hereof was delivered to Baxter on the date hereof.

          13.2 Production Schedule: Based on the forecasts and orders received by Baxter from Newco, Baxter shall develop and maintain detailed production schedules for the Manufactured Products which shall be presented for review by the Production Operating Teams at least quarterly.

          13.3 Production in Excess of Orders: If Baxter's actual production of Manufactured Products exceeds Newco's firm orders, Newco shall purchase such excess, up to [Confidential Information Omitted] above Newco's firm orders, provided that Newco's firm orders
--------
for the next month shall be reduced by such excess unless Newco requests that such reduction not be made.

          13.4 Production Below Amount of Orders: If, due to the fault or error of Baxter or a third-party supplier or subcontractor of Baxter, and subject to the provisions of Section 29 of this Agreement, Baxter fails to deliver Manufactured Products in the quantities specified in Newco's firm orders, Baxter shall take action as may be necessary to cure such failure as rapidly as is commercially reasonable, including without limitation, the actions specified with respect to various fill rates as follows:

                    A. If production for any month is [Confidential Information Omitted] of Newco's firm orders or lower, Baxter shall (i) increase its production in the next following month as reasonably necessary to satisfy both the unfilled orders and the firm orders for such next following month and (ii) pay air freight and other extraordinary shipping costs reasonably necessary to deliver delayed Manufactured Products to Newco's customers until Baxter has brought production into compliance with firm orders. Increased production required under this Section 13.4(A) shall not be subject to the limits on variance of orders set forth in Section 13.1. The [Confidential Information Omitted]fill rate commitment established pursuant to this Section 13.4(A) may be adjusted by the parties during the Term hereof as may be appropriate to reflect actual manufacturing experience.

                    B. If production for any month is [Confidential Information Omitted] of Newco's firm orders, (as increased by the number of unfilled orders, if any, carried over from the previous month) or lower, or if production for any three consecutive months is [Confidential Information Omitted] of Newco's firm orders (as increased by the number of unfilled orders, if any, carried over from the previous month) or lower, Baxter shall (i) take the remedial measures set forth in Section 13.4(A), (ii) promptly prepare and present to the Production Operating Teams a plan for restoring compliance firm orders, and (iii) promptly implement such measures to restore compliance with firm orders as are directed by the Production Operating Teams, including without limitation changing, or allocating additional manufacturing resources.

                    C. If, after the first twelve (12) months of the Term hereof, production for any three consecutive months is [Confidential Information Omitted] of Newco's firm orders (as increased by the number of unfilled orders, if any, carried over from the previous month) or lower, or if production for any six consecutive months is [Confidential Information Omitted] of Newco's firm orders (as increased by the number of unfilled orders, if any, carried over from the previous month) or lower, Baxter shall, at Newco's option, either (i) take the remedial measures set forth in Section 13.4(B) or (ii) assist Newco to transfer, at Baxter's sole expense, all manufacturing of Manufactured Products to a third party alternative manufacturer selected by Newco, with such assistance to include without limitation the transfer of such inventory, raw materials, work in process, IT Assets, specifications, drawings/blueprints, copy of the Device History Record, and such other property owned by Newco or owned by Baxter and previously charged to Newco as part of Fully-Loaded Cost; transfer all information and technical know-how concerning Baxter manufacturing processes required for production of the Manufactured Products; provide the services of technical personnel as needed to effect such transfers of information and technical know-how; and continue to manufacture the Manufactured Products during the transition to an alternative manufacturer until such alternative manufacturer is able to meet market demand for the Manufactured Products, provided that Newco and such
                                                --------
                         alternative manufacturer are making good faith efforts to effectuate the transition and to enable such alternative manufacturer to meet market demand for the Manufactured Products. Any third party alternative manufacturer selected by Newco must (a) agree to be bound, to the same extent that Newco is bound, by the provisions of that certain Non-Competition and Confidentiality Agreement among Baxter, VIMRx and Newco of even date herewith; and (b) be approved by the Corporate Committee.

The provisions of this Section 13.4 shall not apply to Manufactured Products manufactured for use in clinical trials. Except with respect to Manufactured Products manufactured for use in clinical trials (as to which Section 13.4 does not apply), the provisions of Section 13.4 shall be the sole remedy available to Newco in the event that Baxter fails to satisfy Newco's firm orders made pursuant to this Section 13, provided that Baxter is endeavoring in good faith
                             --------
to satisfy its obligations to Newco in accordance with the terms of this Agreement, including, without limitation, this Section 13.4.

          13.5 Long Range Forecasts: The parties shall cooperate in good faith in providing other, longer range, forecasts, which shall be useful in budget planning for the parties.

          13.6 Transition Period: Baxter and Newco acknowledge that during the first twelve (12) months of the Term of this Agreement, it may not be commercially feasible for Baxter (a) to immediately strictly comply with the labeling, product inserts and packaging requirements of Section 5 of this Agreement by changing the label copy, product inserts and packaging for Supplied Products to include Newco's label copy, product inserts, packaging, trademarks, trade names, service marks, logos or materials or (b) to fulfill the production rate requirements of Section 13.4A through 13.4C, inclusive, of this Agreement. Accordingly, Baxter and Newco agree that during the first twelve (12) months of the Term of this Agreement, Baxter will use its commercially reasonable best efforts to achieve full compliance with (a) the labeling, product inserts and packaging requirements of Section 5 of this Agreement and (b) the production rate requirements of Section 13.4A of this Agreement but shall not be deemed to be in breach of Sections 5 or 13.4 of this Agreement during such twelve (12) month period unless Baxter fails to comply with this Section 13.6. Any dispute between Baxter and Newco relating to Baxter's non-compliance with this Section
13.6 shall be referred to the Production Operating Teams for resolution pursuant to Section 6.1 of this Agreement.

          14. INVENTORY. Baxter shall retain title to all raw materials and work in process relating to the Manufactured Products, except that any of such items relating solely to the Manufactured Products which become obsolete due to action of Newco or regulatory requirements shall, at Baxter's option, be purchased by Newco pursuant to Section 15 below to the extent they do not exceed ninety (90) days' normal usage, based on annual budgeted volume.

          15.  PRICING, BILLING AND PAYMENT.

          15.1 Fully Loaded Cost: During the first three (3) full years of the Term, the prices to Newco for Manufactured Products shall be Baxter's Fully Loaded Cost for such Manufactured Products.

          15.2 Fully Loaded Cost Plus: After the expiration of the first three (3) full years of the Term, the prices for Manufactured Products shall be Baxter's Fully Loaded Cost for such Manufactured Products plus [Confidential Information Omitted] of such Fully Loaded Cost (unless Baxter and Newco otherwise agree in writing to a different price).

          15.3 Price Adjustments: The prices for Manufactured Products shall be adjusted as of January 1 of each year of the Term, through Baxter's annual internal budgeting process, based on forecast changes in volume pursuant to the forecasting process set forth in Section 13, anticipated changes in materials prices and anticipated cost reductions resulting from Baxter's Value Improvement Process. The overall intent of the parties is that the Manufactured Products shall be transferred at the prices described in Sections 15.1 and 15.2, as adjusted for future changes in Baxter's costs of production (taking into account Section 15.4 hereof).

          15.4      Unanticipated Volume, Materials Price or Overhead Changes:
Cost variances shall be paid by or credited to the parties during the course of a calendar year based on unanticipated volume, materials price or overhead changes, as follows:

               A. Cost variances based on volume changes shall be made only when firm orders exceed or are less than forecast activity by [Confidential Information Omitted] or more (excluding any increases attributable to earlier failures to supply firm orders) and shall cover only the difference between [Confidential Information Omitted] of the budgeted activity and the variance from budgeted activity. The adjustment will be based on [Confidential Information Omitted] of Baxter's standard overhead attributable to the difference from the planned volume.

               B. Cost variances based on materials price changes shall be made only when actual prices for total materials costs differ from those anticipated in the budgeting process by more than [Confidential Information Omitted]. The adjustment shall cover only the difference between [Confidential Information Omitted] of total budgeted materials cost and the variance from budgeted activity.

               C. Cost variances based on overhead cost changes caused by conditions, other than those described in Section 15.4(A) or 15.4(B) above, beyond Baxter's control, shall be shared pro rata (based on changes in total plant overhead) by the parties or as they shall otherwise agree.

               D. Adjustments pursuant to this Section 15.4 will be determined as of the end of each calendar quarter (on a year to date basis) and reflected as an amount due and payable (or a credit receivable) spread ratably over the following three months.

               E. All pricing adjustments will be reviewed, but not for approval, by the Production Operating Teams and any dispute concerning such adjustments will be referred to the Manufacturing Oversight Committee and, if necessary, to the Corporate Committee.

          15.5 Spare Parts: Baxter shall manufacture and make available for purchase by Newco spare parts for the repair of the Manufactured Products. Newco's purchases of such spare parts shall be subject to the pricing, billing and payment provisions of this Section 15. Notwithstanding the foregoing, Baxter shall maintain a stock of spare parts to satisfy its obligations under service contracts entered into by Baxter with purchasers of the Isolex(R) and Maxsep(R) Products, there shall be no charge to Newco for such spare parts manufactured by or at the direction of Baxter for the purpose of satisfying such Baxter obligations, and Baxter shall be entitled to retain all revenues from such service contracts and from the sale of such spare parts pursuant to such service contracts.

          15.6 Billing and Payment: Baxter shall bill Newco as of the end of each calendar month for Manufactured Products shipped during the month. Newco shall pay such invoices within sixty (60) days of Newco's receipt thereof.

          16. FOREIGN CURRENCY CONVERSION. Where calculations of Baxter's Fully Loaded Cost relate to a currency other than United States dollars, all such calculations shall be calculated pursuant to Baxter's then current accounting policies and practices.

          17. WITHHOLDING TAXES. Where required to do so by applicable law, Newco shall withhold taxes required to be paid to a taxing authority on account of any payments to Baxter hereunder, and Newco shall furnish Baxter with satisfactory evidence of such withholding and payment in order to permit Baxter to obtain a tax credit or other relief as may be available under the applicable law. Newco shall cooperate with Baxter in obtaining exemption from withholding taxes where available under applicable law.

          18. INTEREST ON OVERDUE PAYMENTS. Interest shall accrue and be payable on all overdue payments owing by a party under this Agreement from the date due at the rate of [Confidential Information Omitted] percent [Confidential Information Omitted] per month (or the highest rate allowed by law, if lower), compounded annually, until fully paid (including full payment of such interest).

          19. DELIVERY. All shipments of Manufactured Products shall be FOB the manufacturing facilities where such Manufactured Products are manufactured by or on behalf of Baxter. Except as specified in Section 13.4 above, all freight, insurance, and other delivery costs (and any customs duties) shall be paid by Newco.

          20. TITLE. Title to all Manufactured Products shall pass to Newco (or Newco's designated distributor) when the Manufactured Products are placed on Newco's truck or Newco's designated carrier (or Newco's designated distributor's truck or designated carrier) at Baxter's Manufacturing Facility or when Manufactured Products distributed by Baxter pursuant to the Marketing, Sales and Distribution Agreement, of even date herewith, by and between Baxter and Newco, are placed in Baxter's designated finished goods inventory.

          21. CHANGES IN LABELING. Changes in Manufactured Product labeling requested by Newco and the cost of labeling made obsolete by such changes will be paid for by Newco at Baxter's Fully Loaded Cost.

          22.  WARRANTIES.

          22.1 Warranty: Baxter warrants to Newco that the Manufactured Products delivered to or at the direction of Newco hereunder (i) will have been manufactured in accordance with the applicable specifications, procedures and product drawings/blueprints and all applicable laws (including the Act), (ii) will not be adulterated or misbranded within the meaning of the Act as a result of acts or omissions by Baxter, and (iii) are free from defects in workmanship. Notwithstanding the foregoing, Baxter shall not be liable to Newco under subpart
(ii) above as a
result of any labels supplied by or affixed to such Manufactured Products by Newco. This warranty shall be continuing and shall be binding on Baxter and its permitted successors and assigns and shall inure to the benefit of Newco and its permitted successors and assigns.

WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE NOT GIVEN BY BAXTER AND ANY SUCH IMPLIED WARRANTIES ARE SPECIFICALLY DISCLAIMED.

          22.2 Baxter Indemnity: Subject to Section 28 below, Baxter agrees to indemnify Newco and hold it harmless from any liability, loss, expense, cost, claim or judgment arising out of any claim for property damage, personal injury or death which is caused by Baxter's (or its Subcontractor's) failure to manufacture the Manufactured Products in accordance with the designs, specifications, procedures and product drawings/blueprints, with the laws, regulations, rules, orders and notices, or with the quality system and Standard Operating Procedure System described in Section 7.2 and Section 12 above and which are applicable to Baxter or such Subcontractor thereunder, as the case may be. At Baxter's expense, Newco shall cooperate fully with Baxter in defending or otherwise resolving any such claim. Baxter shall have full control of any litigation brought against Newco with respect to any claim that is indemnifiable by Baxter hereunder; but Newco may, at its expense, also be represented by its own counsel in any such litigation.

          22.3 Newco Indemnity: Subject to Section 28 below, Newco agrees to indemnify Baxter and hold it harmless from any liability, loss, expense, cost, claim or judgment arising out of any claim for property damage, personal injury or death which is caused by defects in the products, design, specifications, procedures, product drawings/blueprints, label copy or resulting from the use of the Manufactured Products; provided, however, that Newco will
                                           --------  -------
have no liability to Baxter whatsoever with respect to any liability, loss, expense, cost, claim or judgment arising out of any claim for property damage, personal injury or death which is caused by defects in the designs, specifications, procedures or product drawings/blueprints acquired by Newco from Baxter pursuant to the Acquisition Agreement, except defects in modifications to such designs, specifications, procedures or product drawings/blueprints made by Newco subsequent to its acquisition thereof. At Newco's expense, Baxter shall cooperate fully with Newco in defendng or otherwise resolving any such claim. Newco shall have full control of any litigation brought against Baxter with respect to any claim that is indemnifiable by Newco hereunder; but Baxter may, at its expense, also be represented by its own counsel in any such litigation.

          22.4 Indemnification for Infringement: Newco shall defend, indemnify and hold Baxter harmless with respect to any liability incurred by Baxter as a result of activities under this Agreement with respect to any claim of patent, trade name, trademark or copyright infringement or misuse (i) with respect to any Isolex(R) and Maxsep(R) Products, reagent kits, or other products which are not being manufactured or supplied by Baxter (or its Subcontractor) for or to Newco under this Agreement or an agreement having the same date as this Agreement (or an extension or renewal thereof); or (ii) arising from any modification to product designs, specifications, procedures or product drawings/blueprints made by Newco subsequent to its acquisition thereof from Baxter. At Newco's expense, Baxter shall cooperate fully with Newco in defending or otherwise resolving any such charges of infringement or misuse. Newco shall have full control of any litigation brought against Baxter alleging such infringement or misuse; but Baxter may at its expense, also be represented by its own counsel in any such litigation.

          23.  INSURANCE.

          23.1 Baxter Insurance: During the Term, Baxter shall procure and maintain, through self-insurance or a combination of self-insurance and commercially placed insurance, comprehensive general liability insurance covering each occurrence of bodily injury and property damage in the amount of not less than [Confidential Information Omitted] Dollars [Confidential Information Omitted] combined single limit, including coverage for product and completed operations, blanket contractual liability and vendor's liability. Baxter shall, within sixty (60) days of the date of this Agreement, furnish a certificate of insurance to Newco evidencing the foregoing coverages and limits, and thereafter shall give at least thirty (30) days' prior notice to Newco of any termination, expiration without renewal, or material change to such insurance, coverage or limits.

          23.2 Newco Insurance: During the Term, Newco shall procure andmaintain, through self-insurance or a combination of self-insurance and commercially placed insurance, comprehensive general liability insurance covering each occurrence of bodily injury and property damage in the amount of not less than [Confidential Information Omitted] Dollars [Confidential Information Omitted] combined single limit including coverage for product and completed operations, blanket contractual liability and vendor's liability. Newco shall, within sixty (60) days of the date of this Agreement, furnish a certificate of insurance to Baxter evidencing the foregoing coverages and limits and thereafter shall give at least thirty (30) days' prior notice to Baxter of any termination, expiration without renewal, or material change to such insurance, coverage or limits.

          24. DISCONTINUANCE OF PRODUCT LINE. Subject to Section 25 below, if Newco wishes to discontinue a product or product line which includes any Manufactured Product (subject to Newco's obligations under the Marketing, Sales & Distribution Agreement), Newco shall give Baxter six (6) months' prior written notice thereof and the parties will negotiate appropriate closure conditions which provide for recovery by Baxter of the related overhead costs, any related investment (including any dedicated or additional equipment purchased by Baxter exclusively to support the discontinued product line) and related direct out-of-pocket expenses.

          25. RIGHT OF FIRST OFFER. In the event Newco elects to abandon and/or discontinues substantially all efforts to develop or market (or to have developed or marketed) the Manufactured Products, or any of them (the "Discontinued Products"), within the Product Field or any sub-field thereof, and
                                                                             ---
Newco elects to sell Newco's right to make, have made, use and sell the Discontinued Products in the Product Field or any sub-field thereof to a third party, Baxter shall have a right of first offer to obtain an exclusive worldwide license to make, have made, use and sell in such Product Field or sub-field, those Discontinued Products. After Newco notifies Baxter of Newco's intention to sell such right, Baxter will have sixty (60) days to respond to Newco and to negotiate the material terms and conditions of such a license. The terms and conditions of such a license shall be negotiated by Newco and Baxter, bargaining in good faith, and documented in a written agreement, signed by authorized representatives of both parties. If, after notice to Baxter and expiration of sixty (60) days without completed negotiation of the material terms of a license agreement, Newco desires to enter into an agreement with a third party on terms and conditions that are less favorable to Newco than the terms and conditions offered by or to Baxter (a "New Offer"), then Newco must give Baxter notice and an additional thirty (30) days to respond to Newco's offer on substantially the same terms and conditions as those of the New Offer. The culmination of any transaction pursuant to this Section 25 is subject to the parties entering into a definitive agreement on terms which are agreeable to each of the parties, in their sole discretion.

          26.  TERMINATION.

          26.1 Expiration: This Agreement, and any licenses granted hereunder, shall terminate upon the earlier to occur of the expiration of the Term or a termination pursuant to Section 26.2 below.

          26.2 Early Termination: A non-breaching party may terminate this Agreement, and may terminate any licenses granted by such party hereunder, if any of the following events (each is herein referred to as a "Material Breach") occur:

               A. A party fails to pay any amount owing under this Agreement on the date(s) specified for such payment and such failure shall continue for sixty (60) days after written notice of such failure by the other party to this Agreement;

               B. A party shall default in the performance of or compliance with any material covenant contained in this Agreement or the Non-Compete Agreement (other than a failure to make a payment described in Section 26.2A above) which shall continue uncured beyond the applicable grace period therefor; a party shall default in the performance of or compliance with any covenant contained in the Marketing, Sales and Distribution Agreement and such default results in termination of such Marketing, Sales and Distribution Agreement; or the Marketing, Sales and Distribution Agreement is rejected in the course of the bankruptcy of the non-terminating party;

               C. A receiver, conservator, custodian, liquidator or trustee of a party or of all or any of the property of a party, is appointed by court order and such order remains in effect for more than ninety (90) days; or an order for relief is entered under the federal bankruptcy laws with respect to a party; or any of the material property of a party is sequestered by court order and such order remains in effect for more than ninety (90) days; or a petition is filed against a party under the bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within ninety (90) days after such filing;

               D. A party files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

               E. A party makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, conservator, custodian, liquidator or trustee of the party, or of all or any part of its property.

          26.3 Return of IT Assets: In addition to any other rights or remedies the parties may have upon termination of this Agreement at law or in equity, Baxter agrees that Baxter shall, upon termination and payment in full to Baxter of any unpaid amounts due under this Agreement by Newco, deliver, at Newco's direction, and at Newco's sole risk of loss and expense, any and all IT Assets, any and all other specifications, drawings/blueprints and other documents relating solely to the Manufactured Products then held by, or under the control of, Baxter pursuant to this Agreement and copies of any and all other specifications, product drawings/blueprints and procedures required for the manufacture of the Manufactured Products.

          27. FORCE MAJEURE. Neither party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, earthquakes, strikes and labor disputes, acts of war, civil unrest or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as is reasonably possible.

          28. LIMITATION OF LIABILITY. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT LIABILITY (INCLUDING NEGLIGENCE), OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE, EXEMPLARY OR LIQUIDATED DAMAGES.

          29. FOREIGN GOVERNMENT APPROVAL OR REGISTRATION. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental authority, or any agency or political subdivision thereof, Baxter shall assume all legal obligations to do so.

          30. EXPORT CONTROL. Baxter shall observe all applicable United States and foreign laws with respect to the transfer of all Manufactured Products to or on behalf of Newco between nations, countries or other sovereign states.

          31. NOTICES. All notices required under this Agreement shall be in writing, and all such notices and other written communications (including product orders and invoices) shall be delivered either by hand, by a nationally recognized overnight delivery service (with delivery charges prepaid), by first class, registered or certified United States mail (postage prepaid), or by facsimile transmission (provided that, in the case of facsimile transmission, a confirmation copy of the notice shall be delivered by hand, by a nationally recognized overnight delivery service (with delivery charges prepaid), or by first class, registered or certified United States mail (postage prepaid) within two (2) days of facsimile transmission), addressed to each party as follows:

If to Baxter, such notices shall be delivered to:  President
                                    Baxter Biotech Group

                    with a copy to:      General Counsel
                                    Baxter Healthcare Corporation


If to Baxter, other written communications shall be delivered to:

                                    President
                                    Venture Management
                                    Baxter Biotech Group

                    with a copy to:      Associate General Counsel
                                    Baxter Healthcare Corporation

If to Newco, such notices shall be delivered to:   President
                                    BIT Acquisition Corp.

                    with a copy to:      Epstein Becker & Green, P.C.
                                    250 Park Avenue
                                    New York, NY 10177
                                    Attention:  Lowell S. Lifschultz, Esq.

If to Newco, other written communications shall be delivered to:

                                    President
                                    BIT Acquisition Corp.

                    with a copy to:      Vice President
                                    BIT Acquisition Corp.


or such other address as any such party may designate in writing and delivered to the other party hereto pursuant to this Section 31. All such notices or other written communications shall be deemed to have been received by the addressee if delivered: by hand or by a nationally recognized overnight delivery service (with delivery charges prepaid) at the time of delivery; by first class, registered or certified United States mail (postage prepaid), three (3) business days after delivery thereof to the United States Postal Service; or by facsimile transmission, at the time of transmission.

          32.  DISPUTE RESOLUTION.

          32.1      Provisional Remedies:  The procedures specified in this
Section 32 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement;

provided, however, that a party, without prejudice to these procedures, may seek
--------  -------
a preliminary injunction or other provisional relief if, in its sole judgment, such action is deemed necessary to avoid irreparable damage or to preserve the status quo. During such action, the parties will continue to participate in good faith in the procedures specified in this Section 32.

          32.2 Negotiations Between Executives: The parties will attempt in good faith to resolve promptly any claim or controversy arising out of or relating to the execution, interpretation or performance of this Agreement (including the validity, scope and enforceability of the provisions contained in this Section 32), by negotiations under the procedures set forth in Section 6 concerning referral of disputes to the Corporate Committee.

          32.3 Arbitration: In the event that any dispute arising out of or relating to this Agreement or its breach, termination or validity has not been resolved after good faith negotiation pursuant to the procedures of Section 32.2, such dispute shall, upon written notice by either party to the other, be finally settled by arbitration administered by the Center for Public Resources in accordance with the provisions of its Commercial Arbitration Rules and the United Stated Federal Arbitration Act, as modified below:

               A. The arbitration shall be heard by a panel of three (3) independent and impartial arbitrators all of whom shall be selected from a list of neutral arbitrators supplied by the Center for Public Resources. From such list, each of Baxter and Newco shall select one (1) arbitrator, and the arbitrators so selected shall select a third. The panel shall designate one (1) among them to serve as chair.

               B. The arbitration proceedings shall be conducted in Los Angeles County or Orange County in the State of California.

               C. Any party may seek interim or provisional remedies under the Federal Rules of Civil Procedure and the United States Federal Arbitration Act as necessary to protect the rights or property of the party pending the decision of the arbitrators.

               D. The parties shall allow and participate in limited discovery for the production of documents and taking of depositions, which shall be conducted in accordance with the Commercial Arbitration Rules of the Center for Public Resources. All discovery shall be completed within sixty

     (60) days following the filing of the answer or other responsive pleading. Unresolved discovery disputes shall be brought to the attention of the chair of the arbitration panel and may be disposed of by the chair.

               E. Each party shall have up to fifty (50) hours to present evidence and argument in a hearing before the panel of arbitrators, provided that the chair of the panel of arbitrators may establish such longer times for presentations as the chair deems appropriate.

                    F. The arbitration award shall be rendered by the arbitrators within fifteen (15) business days after conclusion of the hearing of the matter, shall be in writing and shall specify the factual and legal basis for the award. Judgment thereon may be entered in any court having jurisdiction thereof.

               G. The arbitrators are empowered to order money damages in compensation for a party's actual damages, specific performance or other appropriate relief to cure a breach; provided, however, that the
                                          --------  -------
     arbitrators will have no authority to award special, punitive or exemplary damages, or other money damages that are not measured by the prevailing party's actual damages.

          32.4 Performance During Dispute: Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be commercially impossible or impractical under the circumstances.

          33. CHOICE OF LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware, without application of conflicts of law principles, and, subject to Section 32 above, each party hereby submits to the jurisdiction and venue of any state or federal court in the State of Delaware. To the extent permissible by law, each of the parties hereby waives, releases and agrees not to assert, and agrees to cause its Affiliates to waive, release and not assert, any rights such party or its Affiliates may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement as governed by Delaware law.

          34. PROVISIONS CONTRARY TO LAW/SEVERABILITY. In performing this Agreement, the parties hereto shall comply with all applicable laws. Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any applicable law, the applicable law shall prevail. In the event any provision of this Agreement conflicts with any applicable law or is otherwise determined by an arbitrator or court having valid jurisdiction thereof to be unenforceable, the affected provision of this Agreement shall be deemed to have been modified to the extent necessary so as not to conflict with the applicable law or to be unenforceable or, if such modification is not possible, such provision shall be deemed to have been deleted herefrom, without affecting, impairing or invalidating the remaining provisions of this Agreement.

          35. ENTIRE AGREEMENT. This Agreement, together with any exhibits or schedules attached hereto, constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.

          36. WAIVERS AND MODIFICATIONS. The failure of any party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing signed by the party to be bound by such waiver, modification, release or amendment.

          37. NO OTHER LICENSES. Except as permitted by Section 4 or Section 5 of this Agreement, or as may otherwise be agreed to by the parties in writing, neither party shall use the name of the other party in any promotional materials or advertising without the prior written consent of the other party. Except as necessary for the manufacture of the Manufactured Products as set forth in Sections 4 and 5 of this Agreement, and subject to Section 25 above, nothing in this Agreement shall grant to either party any right to the other party's intellectual property, including patents, patent applications, technology, know-how, inventions, copyrights, trademarks, service marks, logos or trade names ("Intellectual Property"). Neither party shall at any time assert any claim to any goodwill, reputation or ownership of the other party's Intellectual Property and all uses of a party's Intellectual Property shall inure to the benefit of that party.

          38. ASSIGNMENT. Newco may assign its rights and obligations under this Agreement to any Affiliate of Newco without the prior written consent of Baxter, provided that such Affiliate is owned, directly or indirectly, by Baxter
        --------
and VIMRx in substantially the same proportions as Newco is owned. Baxter may assign its rights and obligations hereunder to any Affiliate of Baxter without prior notice to or consent of Newco. No assignment by Baxter or by Newco, or by any permitted assignee, shall be effective unless and until the assignee shall have agreed to become bound by the provisions of the Non-Compete Agreement to the same extent and in the same manner as Baxter (in the case of a Baxter assignee) or Newco (in the case of a Newco assignee) is bound. No party hereto may assign any of its rights or obligations under this Agreement, unless and to the extent expressly permitted by this Section 38. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the parties' permitted successors and assigns.

          39. INDEPENDENT PARTIES. By virtue of this Agreement, neither party constitutes the other as its agent (except as may otherwise be expressly provided herein), partner, joint venturer, or legal representative, and neither party has express or implied authority to bind the other in any manner whatsoever.

          40. COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument.

          41. RULES OF CONSTRUCTION. In this Agreement, unless a clear contrary intention appears:

               A. The singular number includes the plural number and vice versa;

               B. Reference to any party includes such party's permitted successors and assigns;

               C. Reference to any gender includes the other gender;

               D. Reference to any Section, Exhibit or Schedule means such section of this Agreement, exhibit to this Agreement or schedule to this Agreement, as the case may be, and references in any section or definition to any clause means such clause of such section or definition;

               E. "Herein," "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision of this Agreement;

               F. "Including" (and with the correlative meaning "include") means including without limiting the generality of any description preceding such term;

               G. Relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including";

               H. Reference to any law (including statutes and ordinances) means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

               I. Accounting terms used herein shall have the meanings historically attributed to them by Baxter International Inc., a Delaware corporation, and its subsidiaries prior to the date hereof;

               J. In the event of any conflict between any of the provisions of the body of this Agreement and any exhibit or schedule hereto, the provisions of the body of this Agreement shall control;

               K. The headings contained in this Agreement have been inserted for convenience of reference only, and are not to be used in construing this Agreement; and

               L. Any rule of construction or interpretation which might otherwise require this Agreement to be construed or interpreted against either party shall not apply to any construction or interpretation hereof.


                    [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.


                                    BAXTER HEALTHCARE CORPORATION


                                    By:______________________________
                                    Name:
                                    Title:


                                    BIT ACQUISITION CORP.


                                    By:______________________________
                                    Name:
                                    Title: